Exhibit 10.1

EMPLOYMENT AGREEMENT OF BRANDON L. LOREY

THIS EMPLOYMENT AGREEMENT is made and entered into as of the 10th day of July, 2019, by and between Eagle Financial Services, Inc., a Virginia corporation (the “Corporation”) and Brandon C. Lorey (“Employee”) and provides as follows:

RECITALS

WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank;

WHEREAS, Employee has significant experience in senior bank management positions, and the Corporation desires to employ Employee as a key executive officer of the Corporation; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Employee’s employment by the Corporation as hereinafter set forth.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1. Employment. (a) Employee shall be employed as President and Chief Executive Officer of the Corporation and the Corporation’s wholly-owned subsidiary, Bank of Clarke County (the “Bank”) and shall discharge such duties and responsibilities of an executive nature as may be assigned to him by the Board of Directors, including general responsibility for the business of the Corporation. Employee shall be nominated by the Board of Directors for election to the Board of Directors of the Corporation and the Bank during the period that he serves as Chief Executive Officer of such entity.

(b) References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

Section 2. Term and Renewal. The initial term of this Agreement shall end on December 31, 2021, unless earlier terminated as provided herein. However, on December 31, 2021 and each December 31 thereafter, the term of this Agreement shall be renewed and extended by one year, unless Employee or the Corporation gives notice to the other in writing, 90 days prior to termination, that the term shall not be renewed and extended.

Section 3. Exclusive Service. Employee shall devote his best efforts and full business time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to chief executive officers of banks.

Section 4.  Compensation and Benefits.

(a) Salary. As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $400,000 payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Board of Directors, in its discretion, may increase Employee’s base salary during the term of this Agreement.  The Corporation shall withhold from such salary payments amounts for state and federal income taxes, social security taxes, and such other payroll deductions as may from time to time be required by law.

(b) Signing Bonus and Stock Awards. (1) Employee will receive a cash signing bonus of $50,000.  The Corporation shall withhold from such cash bonus payments amounts for state and federal income taxes, social security taxes, and such other payroll deductions as may from time to time be required by law.

(2) Employee will receive $30,000 for the purchase of the Corporation’s common stock.  The Corporation shall withhold from such cash bonus payments amounts for state and federal income taxes, social security taxes, and such other payroll deductions as may from time to time be required by law.

(3) Employee will receive an award of performance restricted shares of the Corporation’s common stock, with a market value of $120,000 on the date of the grant, pursuant and subject to the terms, limitations and conditions of the Corporation’s 2014 Stock Incentive Plan.  The performance restricted shares will vest upon the achievement of the financial metrics and other terms set forth in the restricted stock agreement.

(4) Employee will receive awards of restricted shares of the Corporation’s common stock, each with a market value of $100,000 on the date of the grant, on each of (i) a date within thirty (30) days after the execution of this Agreement and (ii) the first anniversary of the date of the grant pursuant to clause (i) provided Employee remains employed by the Corporation on such anniversary date.  The restricted shares will vest on the first anniversary of the applicable grant date, provided Employee remains employed by the Corporation on such anniversary date.  The restricted shares will be pursuant to and subject to the terms, limitations and conditions of the Corporation’s 2014 Stock Incentive Plan.

(c) Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in all cash and non-cash employee benefit plans maintained by the Corporation for its executive officers.

(d) Bonuses.  Employee shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Employee. The Corporation shall withhold from such bonus payments amounts for state and federal income taxes, social security taxes, and such other payroll deductions as may from time to time be required by law

(e) Expense Account. The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation’s business. Such expenses will include business meals, out-of-town lodging and travel expenses and other items identified in written rules and policies of the Corporation. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports. No reimbursement provided under this Section during one calendar year shall affect the expenses eligible for reimbursement during another calendar year.

(f) Paid Time Off. Employee shall be entitled to the same paid time off policies as the Compensation Committee may from time to time designate for all full-time employees of the Corporation.

(g) Relocation Expenses. The Corporation shall reimburse Employee for actual and reasonable relocation expenses, not to exceed $100,000, incurred by Employee relating to his relocation to the Berryville, Virginia area.

(h) Car and Country Club Membership.  The Corporation shall (i) provide Employee with the use of a Corporation-owned automobile during his tenure as Chief Executive Officer of the Corporation and (ii) pay country club membership fees and monthly dues for clubs as mutually agreed by the Corporation and Employee.

(i) The Corporation shall withhold and remit to the proper party any amounts agreed to in writing by the Corporation and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.

(j) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Corporation.

Section 5. Termination. (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 6, 7 and 8.

(b) Employee’s employment hereunder may be terminated by Employee upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.

(c) This Agreement shall terminate upon death of Employee; provided, however, that in such event the Corporation shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee for six months after his death. Should Employee’s “qualified beneficiaries” (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)), timely elect continuation of health, dental and/or vision coverage under the Corporation’s group health insurance plans pursuant to COBRA, the Corporation will pay Employee’s estate for such health insurance premiums for six months at the rate it was contributing for dependent coverage at the time of Employee’s death.

(d) (1) The Corporation may terminate Employee’s employment other than for “Cause”, as defined in Section 5(e), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Corporation for “Good Reason”, as hereafter defined, subject to the following. Employee must provide written notice to the Corporation of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason.  Upon delivery of such notice, the Corporation shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and Employee’s employment shall continue in effect during such time so long as the Corporation is making diligent efforts to cure.  In the event the Corporation shall remedy in good faith the event or condition constituting Good Reason, as determined by the Employee’s good faith and reasonable judgment, then such notice of termination shall be null and void, and the Corporation shall not be required to pay the amount due to Employee under this Section 5(d) (or under Section 5(i), if applicable.)  In the event Employee’s employment terminates pursuant to this Section 5(d), provided the Executive signs the release and waiver of claims that is attached as Exhibit A to this Agreement that has become effective within thirty (30) days of Employee’s date of termination:

(i) For a two-year period immediately following the date of termination, Employee shall continue to receive his base salary at the rate in effect immediately preceding such termination, such payments to be made at the times such payments would have been made in accordance with Section 4(a);

(ii) Employee shall receive a payment in cash within thirty (30) days of Employee’s date of termination equal to the greater of (a) the amount of the highest cash bonus paid or payable to him in respect of any of the three (3) fiscal years of the Corporation prior to the fiscal year in which his employment terminates, and (b) the amount of cash bonus Employee was designated to receive under the Corporation’s annual incentive plan;

(iii) Employee shall receive a welfare continuance benefit (the “Welfare Continuance Benefit”) in an amount equal to $15,000.  Employee may use the Welfare Continuance Benefit, as Employee wishes, including for payment of insurance premiums.  The Welfare Continuance Benefit will be paid in a lump sum cash payment within thirty (30) days of Employee’s date of termination.

(iv) Employee will be entitled to receive reasonable out-placement services, including job search services, paid by the Corporation up to a total amount that does not exceed ten percent (10%) of his current base salary at the time of termination. The services will be provided by a recognized out-placement organization selected by Employee with the approval of the Corporation (which approval will not be unreasonably withheld). The services will be provided for up to two years after the date Employee’s employment by the Corporation terminates.

(2) Notwithstanding anything in this Agreement to the contrary:

(i) If Employee breaches Section 6 or 7, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 5(d); and

(ii) If, while he is receiving payments under this Section 5(d), Employee engages in a Competitive Business within the area described in Section 7(a)(i) or otherwise engages in conduct described in Section 7(a) or Section 7(b), such payments will cease and he will not thereafter be entitled to receive any compensation or benefits pursuant to this Section 5(d) even though such conduct occurs after the covenants contained in Section 7 have expired.

(3) Except as set forth in Section 5(d)(2), upon the timely execution of  a release and waiver of claims reasonably satisfactory to the Corporation and the Bank, the Corporation’s obligation to pay Employee the compensation provided in Section 5(d)(1) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Employee or from whosoever may be entitled thereto, for any reason whatsoever. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(4) For purposes of this Agreement, “Good Reason” shall mean:

(i) The assignment of duties to Employee by the Corporation which result in Employee having significantly less authority or responsibility than he has on the date hereof, without his express written consent;

(ii) The removal of Employee from or any failure to re-elect him to the position of President and Chief Executive Officer of the Corporation or the Bank, without his express written consent;

(iii) Requiring Employee to maintain his principal office outside of a 25-mile radius of Clarke County, Virginia unless the Corporation moves its principal executive offices to the place to which Employee is required to move;

(iv) A reduction by the Corporation of Employee’s base salary, as the same may have been increased from time to time;

(v) The failure of the Corporation to provide Employee with substantially the same, or substantially the monetary equivalent of, fringe benefits that are provided to him at the inception of this agreement;

(vi) The Corporation’s failure to comply with any material term of this Agreement; or

(vii) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

(e) The Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, as defined herein, which termination shall be effective immediately. Termination for “Cause” shall include termination for Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties of Employee’s position, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of its Affiliates, a material violation of the Corporation’s work rules, Code of Ethics or policies, or material breach of any other provision of this Agreement, in each case which is not remedied by Employee (if reasonably capable of remedy) within thirty (30) after the date the Corporation provides written notice to Employee of the issue. The term “Cause” also shall include the Employee’s failure for any reason within thirty (30) days after receipt by Employee of written notice from the Board of Directors of the Corporation to correct, cease, or otherwise alter any action or omission that could materially or adversely affect the Corporation’s profits, reputation or operations.

In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f) The Corporation may terminate Employee’s employment under this Agreement, after having established Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the ninetieth (90th) day, or at the end of accrued time off (sick, vacation, personal), after receipt of such notice if within ninety (90) days, or the number of available accrued days (sick, vacation, personal), after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than thirteen (13) consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(g) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s affairs by a notice served pursuant to the Federal Reserve Act, the Bank Holding Company Act of 1956 or the Federal Deposit Insurance Act or the Code of Virginia, each as amended, the Corporation’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended with any such payment made by March 15 following the calendar year in which such charges are dismissed.

(h) If Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under the Federal Reserve Act, the Bank Holding Company Act of 1956 or the Federal Deposit Insurance Act or the Code of Virginia, each as amended, all obligations of the Corporation under this Agreement, and Employee’s obligations under Section 7(a) of this Agreement, shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i) (1) If Employee’s employment is terminated without Cause or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then, provided the Executive signs the release and waiver of claims attached as Exhibit A to this Agreement that has become effective within thirty (30) days of Employee’s date of termination, on or within thirty (30) days before Employee’s last day of employment with the Corporation, the Corporation shall pay to Employee as compensation for services rendered to the Corporation and its Affiliates a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any, of 299% of Employee’s “annualized includable compensation for the base period”, as defined in Section 280G of Code, over the total amount payable to Employee under Section 5(d).

(2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within one year of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(3) It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, together with any other payments or benefits to which Employee is entitled under this Agreement or otherwise, would be nondeductible by the Corporation under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

(j) Employee will immediately submit his resignation as a director of the Corporation, the Bank or any Affiliate if his employment terminates for any reason.

Section 6. Confidentiality/Nondisclosure and Return of Property. Employee covenants and agrees that any and all proprietary information maintained as confidential by the Corporation concerning its  customers,  or  its businesses and services of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets within the meaning of the Virginia Trade Secrets Act, business operations, business records, customer lists or other customer information. Upon termination of employment for any reason, Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. This Section 6 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

Section 7. Restrictive Covenants.

(a) During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a fifty (50) mile radius of the principal executive offices of the Corporation on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Corporation to make deposits in or to become customers of any other financial institution conducting a Competitive Business. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services and any other products and services substantially similar to those offered by the Corporation on the date that Employee’s employment terminates. Employee’s obligations under this Section 7(a) shall terminate on the date a Change of Control occurs.

(b) During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever induce any individuals to terminate their employment with the Corporation or the Bank.

Section 8. Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 6 and 7 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 6 or 7 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 6 or Section 7. The covenants contained in Sections 6 and 7 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 7 above is unenforceable as being overbroad as to time, area or scope, if consistent with applicable public policy,  the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

Section 9. Binding Effect/Assignability. This Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, “Corporation” shall include any successor to its business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
Section 10. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

Section 11. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 12. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to his last known address.

Section 13. Entire Agreement.

(a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 14. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 15. Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 16. Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 17. Section 409A.  This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered accordingly.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible.  For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code.  Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A of the Code.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or, if sooner, the date of Employee’s death (the “Specified Employee Payment Date”).  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Any payment under Section 5 of this Agreement that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and that is subject to a release’s becoming effective, and that would otherwise be paid in the first 30 days after your termination date shall be paid, if at all, on such 30th day (subject to any required delay under the preceding paragraph) and any remaining payments shall be made in accordance with their original schedule.

Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Corporation’s applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

Section 18. Regulatory Prohibition.  Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Corporation (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if: (i) such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (a “Regulatory Authority”) because the Corporation or any of its subsidiaries is determined by such Regulatory Authority to be troubled, insolvent, in default or operating in an unsafe or unsound manner; or (ii) such payment or action (A) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation or any of its subsidiaries, including, without limitation, the Federal Deposit Insurance Act and the regulations thereunder presently found at 12 C.F.R. Part 359, as now in effect or hereafter amended, (B) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, or any Regulatory Authority or (C) otherwise would be prohibited by any Regulatory Authority. If any payment hereunder is found by any Regulatory Authority, after a full and fair opportunity to be heard, to be in violation of the foregoing, any payment found to have been made in violation of the foregoing shall be immediately returned by Executive to the Corporation.

Section 19. Employee Covenants.  Employee covenants that he is not the subject of any contract that prevents him from executing this Agreement and performing the duties of President and Chief Executive Officer. He further covenants that he is not subject to any covenants or obligations not to compete and is not subject to any other restrictions or obligations which would prevent him from fulfilling the duties specified in this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal on the day and year first above written.

EAGLE FINANICAL SERVICES, INC.

ATTEST:	By:
__________________________________________________	Title:	Chairman of the Board of Directors

EMPLOYEE

ATTEST:
_________________________________________________	Brandon C. Lorey

Exhibit A

SEPARATION AGREEMENT AND RELEASE

Employee and Eagle Financial Services, Inc. have reached the following Agreement.  In this Agreement, “Employee” refers to Brandon C. Lorey.  “Bank” refers to Eagle Financial Services, Inc.  and its wholly owned subsidiary, Bank of Clarke County.  “The Parties” refers collectively to Employee and the Bank.

1. Separation and Payments under this Agreement.

Employee acknowledges that the effective date of his termination from employment with the Bank is ____.   In consideration of Employee’s acceptance of this Agreement, the Bank will provide the pay and benefits specified in Employee’s employment agreement in effect on the effective date of Employee’s termination of employment.   Employee understands the Bank will deduct from the foregoing gross sum all federal, state and local withholding taxes and other payroll deductions the Bank is required by law to make from wage payments to employees.  Employee understands that the amounts payable hereunder are all that Employee is entitled to receive from the Bank except for any vested benefits, if any, to which Employee may be entitled under the Bank’s ERISA employee benefit plans.

2.	No Obligation to Make Payment Absent Execution of this Agreement.
Employee agrees that the compensation and benefits described in Paragraph 1 above is more than the Bank is required to provide under its normal policies and procedures and that he would not receive them without executing this Agreement.

3. Complete Release.

Employee agrees to release and does release Eagle Financial Services,  including all of its subsidiaries, affiliates or related entities, and their directors, officers, agents, employees, representatives and assigns, past and present, including but not limited to Bank of Clarke County (“the Releasees”) from all claims or demands Employee may have based on any facts arising through the date of execution of this Agreement, to the maximum extent permitted by law.  This includes a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, which prohibits race discrimination; the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; the Americans With Disabilities Act, which prohibits discrimination against otherwise qualified disabled individuals; the Family and Medical Leave Act, which prohibits retaliation for taking certain leave, or any other federal, state or local laws or regulations prohibiting employment discrimination.  This also includes a release by Employee of any claims for wrongful discharge and breach of contract, and fraud, defamation and other torts.  This release covers both claims that Employee knows about and those he may not know about.

Employee further waives any right he might have to claim or receive damages as a result of any claims that he or anyone acting on his behalf might file against the Bank relating to any claims he is releasing in this agreement.  Employee specifically waives any right to become, and promises not to become, a member of any class in any lawsuit in which claims against the Bank may be asserted based on any act or circumstance released by this Agreement.  Employee agrees that he will opt out of any such class action.

This release does not include a release of Employee’s right, if any, to payments from the Bank’s retirement plans and the right to continuation of coverage in the Bank’s group health insurance plans as provided under COBRA.  Moreover, Employee does not release his rights to enforce the terms of this Agreement or to seek unemployment compensation.

Accept where prohibited by law or public policy, Employee shall not, however, be entitled to any relief, recovery, or money in connection with any action brought against the Releasees, regardless of who filed or initiated any such complaint, charge, or proceeding.  Nothing in the Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity such as, for example, the Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower or other provisions of federal or state law or regulation.  Employee does not need the prior authorization of the Bank to make any such reports or disclosures and Employee is not required to notify the Bank that he has made such reports or disclosures and is not required to forfeit any resulting whistleblower award, if applicable.

              It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that notwithstanding the foregoing, this Agreement expressly does not include a release of any claims that cannot be released hereunder by law or under applicable public policy. Employee hereby acknowledges that he has received from the Bank all wages and compensation which Employee is owed by the Bank or to which Employee is entitled by law as of ____.  Employee further acknowledges that he reported any and all workplace injuries that Employee has incurred or suffered to date and that he has not been unlawfully retaliated against for any actions related to the Bank that he may have taken.

4. No Release of Future Claims.

This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date Employee signs this Agreement.

5. No Future Lawsuits.

Employee promises never to file a lawsuit asserting any claims that are released in Paragraph 3 of this Agreement.

6. Non-Admission of Liability.

This Agreement shall not be construed to be an admission of liability or an admission that the Bank has done anything wrong.

7. Confidentiality.

Employee understands and agrees to treat this Agreement as confidential and, subject to the exceptions discussed above, to not disclose the information contained in this Agreement to any person or entity except (1) on an as needed basis, to his counsel, accountant, tax advisor and immediate family members who shall agree to maintain its confidentiality; or (2) as required by law, administrative process or public policy. Nothing in this Agreement will preclude the use of information about this Agreement to enforce the terms of this Agreement.

8. Statements Regarding the Bank And/Or Employment.

Except as discussed in sections 3 and 7, Employee agrees that he will not make any derogatory statement with regard to the performance, character, or reputation of the Bank or its personnel, or assert that any employee has acted improperly or unlawfully with respect to his employment.  Employee further agrees that he will neither offer nor provide voluntary assistance to any individual or entity having a claim against the Bank or its former or current employees or owners, either through the furnishing of information, documentation or testimony, except in response to legal or administrative process.

9. Consequences of Employee Violation of Promises in Paragraph 5.

If Employee breaks his promise in Paragraph 5 of this Agreement and files a lawsuit based on legal claims that he has released, Employee will pay for all costs incurred by the Releasees, in defending against Employee’s claim.

10. Period for Review and Consideration of Agreement.

Employee understands that he has been given a period of twenty-one (21) days to review and consider this Agreement before signing it.  Employee further understands that he may use as much of this 21-day period as he wishes prior to signing the Agreement.

11. Encouragement to Consult with Attorney.

Employee is encouraged to consult with an attorney before signing this Agreement.  Employee understands that whether or not to do so is his decision.

12. Employee’s Right to Revoke Agreement.

Employee may revoke this Agreement within seven days of his signing it.  Revocation can be made by delivering a written notice of revocation to the Bank’s Director of Human Resources, currently Kaley P. Crosen.  For this revocation to be effective, written notice must be received by the Bank’s Director of Human Resources at the Bank’s business address of 2 East Main Street, Berryville, Virginia, 22611, no later than the close of business on the seventh day after Employee signs this Agreement.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive certain of the benefits described in this Agreement.

13. Severability.

The Parties intend the covenants contained in the paragraphs of this Agreement to be completely severable and independent, and any invalidity or unenforceability of any one or more of such covenants will not render invalid or unenforceable any one or more of the other covenants.

14.	Entire Agreement.
This is the entire Agreement between Employee and the Bank except for the surviving provisions of the Employment Agreement between Employee and Eagle Financial Services, Inc., which the Employee agrees will continue to be binding on him unless otherwise provided herein.  The Bank has made no promises to Employee other than those in this Agreement.

15. Successorship.

It is the intention of the parties that the provisions hereof are binding upon the parties, their employees, affiliates agents, heirs, and successors and assigns forever.

16. Construction.

This Agreement is the product of mutual negotiations between the Parties and may not be construed in case of ambiguity against either party as the drafter.

17. Governing Law.

Except where preempted by federal law, this Agreement shall be governed by the laws of the Virginia.

18. Execution of Counterparts.

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.  PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Brandon C. Lorey

Dated

Eagle Financial Services, Inc.

By:
Its

Dated